Exhibit 99.1

Synergy Pharmaceuticals Begins Phase IIb Trial of Plecanatide in Irritable Bowel Syndrome With Constipation (IBS-C)

NEW YORK, Dec. 27, 2012  — Synergy Pharmaceuticals, Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal (GI) disorders and diseases, announced today that dosing has commenced in a Phase IIb clinical trial of plecanatide to treat patients with constipation-predominant irritable bowel syndrome (IBS-C).

This trial is being conducted at 70 sites in the United States and includes 350 patients with IBS-C who will be treated with one of four doses of plecanatide (0.3, 1.0, 3.0, or 9.0 mg) or placebo, taken once daily over a period of 12 weeks. PAREXEL International is the Contract Research Organization for the trial.

“We are pleased to be developing plecanatide for the treatment of IBS-C, a functional GI disorder of significant burden to patients,” said Gary S. Jacob, Ph.D., President and Chief Executive Officer of Synergy. “Synergy is about to complete an independent study of plecanatide in patients with chronic idiopathic constipation, and will be releasing top-line data from this trial early in January, 2013. We believe that plecanatide, which is an analog of the natural GI hormone uroguanylin, has the potential to produce an ideal combination of efficacy and safety for patients with IBS-C.”

Clinical Trial Design

Patients must meet the Rome III criteria for IBS as demonstrated by a history of recurrent abdominal pain or discomfort covering at least 3 days/month in the last 3 months associated with two or more of: 1) improvement with defecation, 2) onset associated with a change in frequency of stool, and 3) onset associated with a change in form (appearance) of stool. Patients must also meet the criteria for the IBS-C subtype, which is further characterized by stool pattern such that >= 25% of defecations are hard or lumpy stools and <= 25% of defecations are loose or watery stools.

The trial will measure the mean change in complete spontaneous bowel movements (CSBM’s) over the 12-week treatment period relative to patient’s baseline weekly CSBM rate established during the screening phase of the study. The trial will also evaluate spontaneous bowel movements (SBM’s) and daily abdominal pain, discomfort and bloating scores as well as the impact of plecanatide on disease-specific quality of life measures. For further information on the trial, please visit www.cibsstudy.com or the ClinicalTrials.gov listing (http://clinicaltrials.gov/ct2/show/NCT01429987?term=plecanatide&rank=1).

About Plecanatide

Plecanatide is a member of a new class of essentially non-systemic drugs, referred to as guanylate cyclase C (GC-C) agonists, that is currently in development to treat CIC and IBS-C. Plecanatide is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract. Orally-administered plecanatide binds to and activates GC-C receptors expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut. Activation of the GC-C receptor pathway is believed to facilitate bowel movements as well as producing other beneficial physiological responses including improvement in abdominal pain and inflammation. In animal models, oral administration of plecanatide promotes intestinal secretion and also ameliorates GI inflammation.

About Irritable Bowel Syndrome with Constipation (IBS-C)

Approximately 20 percent of the U.S. adult population, or one in five Americans, have symptoms of IBS, making it one of the most common disorders diagnosed by doctors. It occurs more often in women than in men (2-3:1 ratio), and it begins before the age of 35 in about 50 percent of people.

Irritable Bowel Syndrome (IBS) is characterized by recurrent episodes of abdominal pain and discomfort with associated alterations in bowel habits. Abdominal discomfort or pain is a universal feature required for the diagnosis of IBS and the predominant abnormal bowel pattern experienced by the patient leads to the subtyping of IBS as: diarrhea-predominant (D-IBS), constipation-predominant (C-IBS), or mixed IBS (M-IBS). Only IBS-C patients, are targeted for treatment with plecanatide.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal (GI) hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers, a Phase IIa clinical trial in chronic idiopathic constipation (CIC) patients and has just completed a major Phase II/III clinical trial of plecanatide to treat CIC. Top-line results are expected to be released the first week of January 2013. Synergy intends to have an end of Phase II CIC meeting with the FDA in the first half of 2013. Synergy’s second GC-C agonist, SP-333, is currently in a Phase I clinical trial in volunteers. The development program for SP-333 is for treatment of inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

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